                                                                     EXHIBIT 4.3

                              SHAREHOLDERS' AGREEMENT
                              -----------------------

     This Shareholders' Agreement is made this 13th day of December 1996, by and between PB Capital Partners, L.P., a Delaware limited partnership ("PB Capital") and The Union Labor Life Insurance Company Separate Account P ("Account P") (collectively referred to as the "Parties"). All capitalized terms not defined herein shall have the meaning attributed to them in the Stock Purchase and Sale Agreement dated July 24, 1996, as amended ("Stock Purchase Agreement").

     WHEREAS, PB Capital and Account P have each agreed to purchase shares of Series B Cumulative Convertible Preferred Stock, par value $1.00, ("Series B Preferred Stock") of Perini Corporation, a Massachusetts corporation ("Seller"); and

     WHEREAS, to provide continuity of management and voting relating to the ownership of the Series B Preferred Stock, the Parties hereto wish to make certain provisions for the future voting and future disposal of the Series B Preferred Stock;

     NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto, intending to be legally bound, do hereby covenant, promise and agree as follows:

     1.   Transferability of Shares.  Account P shall not sell, hypothecate,
          -------------------------
pledge, make a gift of, transfer or otherwise dispose of any Shares, or any interest therein, owned by Account P until the earlier of:

          (a)  five (5) years after the acquisition of such shares from Seller;
          or

          (b) the dissolution of PB Capital and distribution of its assets to the partners.

Notwithstanding the preceding limitation on the transferability of Shares, should PB Capital sell any of its Shares before any of the events listed in sections (a) and (b) of this paragraph have occurred, Account P shall have the right to participate with PB Capital on a pro rata basis in the sale of Shares by PB Capital to the purchaser at the same price and on the same terms. For purposes of this provision, "pro rata" shall mean the fraction the numerator of which is the number of Shares owned by Account P (assuming that all such Shares have been converted into common stock of Seller) at the time immediately preceding the proposed sale, and the denominator of which is the total number of Shares owned by PB Capital and Account P (assuming that all such Shares have been converted into common stock of Seller) immediately preceding the proposed sale. For purposes of this Shareholders' Agreement, a sale of Shares shall include (i) a mandatory redemption pursuant to the Certificate of Vote, and (ii) a distribution of Shares by PB Capital to its partners.

     2.   Further Representations and Warranties of the Parties.  In addition to
          -----------------------------------------------------
the obligations undertaken herein, each Party hereby represents and warrants to, and agrees with, the other Party as follows:

          (a) Such Party is a duly formed legal entity, validly existing and in good standing in the State where each is formed, and such Party has the full power and authority to execute and deliver this Shareholders' Agreement and to undertake and perform the obligations herein. Such Party has taken all action required by law, its charter, its by-laws or otherwise required to be taken by it to authorize the execution and delivery of this Shareholders' Agreement.

          (b) Neither the execution and delivery of the Shareholders' Agreement nor the assumption of the rights and obligations herein will (i) conflict with, or result in a breach of, any provision of such Party's charter or by-laws or any other governing document or (ii) violate any statute or law or any judgment, order, writ, injunction, decree, rule or regulation applicable to such Party. No consent, authorization or approval of, or declaration, filing or registration with, or exemption by, any governmental or regulatory authority is required in connection with the execution, delivery of, and the performance by such Party of its obligations under this Shareholders' Agreement.

          (c) There is no claim, suit, action, proceeding or investigation (whether in law or equity, before or by any government entity or before any arbitrator) pending or, to the knowledge of such Party, threatened against or affecting such Party, the outcome of which would in any manner impair the ability of such Party to perform its respective obligations under the Shareholders' Agreement.

     3.   Modification.  This Shareholders' Agreement shall not be modified,
          ------------
discharged or terminated except by an instrument in writing signed by the Party against whom any waiver, change, discharge or termination is sought.

     4.   Notices.  All notices or other communications given or make hereunder
          -------
shall be validly given or made if in writing and delivered by facsimile transmission or in person at, or mailed by overnight courier to, the following addresses (and shall be deemed effective at the time or receipt thereof).


     If to Separate Account P:

          The Union Labor Life Insurance Company

          Separate Account P
          111 Massachusetts Avenue, N.W.
          Washington, D.C.  20001
          Attention:  Michael P. Steed
          Facsimile:  202-682-7970

     With a copy to:

          Paul, Hastings, Janofsky & Walker, LLP
          555 South Flower Street
          23rd Floor
          Los Angeles,  CA  90071
          Attention: Alan J. Barton
          Facsimile: 213-627-0705

     If to PB Capital:

          PB Capital Partners, LP
          909 Montgomery Street, Suite 400
          San Francisco, CA  94133
          Attention:  Alexander Dean
          Facsimile:  415-434-3130

     With a copy to:

          Wilmer, Cutler & Pickering
          2445 M Street, N.W.
          Washington, D.C. 20037
          Attention:  Michael R. Klein and Eric R. Markus
          Facsimile:  202-663-6363

or to such other address as the party to whom notice is to be given may have previously furnished notice in writing to the other in the manner set forth above.

     5.   Binding Effect.  Upon execution by both of the Parties hereto, this
          --------------
Shareholders' Agreement shall be binding upon and inure to the benefit of the Parties and their heirs, executors, administrators, successors and legal representatives, except that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereafter in effect relating to creditors' rights and general principles of equity and except to the extent that rights to indemnity and contribution may be limited by federal or state securities laws or policies underlying such laws.

     6.   Entire Agreement.  This Shareholders' Agreement contains the entire
          ----------------
agreement of the Parties with respect to the subject matter hereof, and there are no representations, covenants or other agreements except as stated or referred to herein.

     7.   Assignability.  This Shareholders' Agreement is not transferable or
          -------------
assignable by either Party.

     8.   Applicable Law.  This Shareholders' Agreement shall be governed by and
          --------------
construed in accordance with the laws of the State of Delaware, without giving effect to the principles of the conflicts of laws thereof.

     9.   Counterparts.  This Shareholders' Agreement may be executed through
          ------------
the use of separate signature pages or in any number of counterparts, and each of such counterparts shall, for all purposes, constitute one agreement binding on the Parties, notwithstanding that all Parties are not signatories to the same counterpart.

     IN WITNESS WHEREOF, the Parties hereto have entered into this Shareholders' Agreement as of the date first written above.


THE UNION LABOR LIFE INSURANCE
COMPANY, SEPARATE ACCOUNT P



By:  ______________________________
     Michael R. Steed
     Senior Vice President



PB CAPITAL PARTNERS,  L.P.

By:  Richard C. Blum & Associates, L.P.

     By:  Richard C. Blum & Associates, Inc.

          By:  _________________________________________________________
               Marc Scholvinck, Chief Financial
               Officer and Managing Director